PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of this 10th day of April, 2012 (the “Effective Date”), by and among the following parties:

SELLER:	Sheridan Care Center LLC, dba Sheridan Care Center;

Sheridan Properties LLC;

Fernhill Estates LLC, dba Fernhill Estates;

Fernhill Properties LLC;

and	Pacific Gardens Estates LLC, dba Pacific Health and Rehabilitation (“Pacific Gardens”).

BUYER:	Cornerstone Healthcare Real Estate Fund, Inc., a Maryland corporation, or its assigns.

RECITALS

A.	By document dated January 31, 2012, Healthcare Retirement Solutions LLC as Buyer and Dover Management, Inc., the representative and agent of Sellers, entered into a Letter of Intent.

B.	This Purchase and Sale Agreement replaces the obligations of the parties, if any, provided in the Letter of Intent.

C.	It is understood that the actual Sellers will be Sheridan Care Center LLC, dba Sheridan Care Center as the operational entity, and Sheridan Properties LLC as to the real property located in Sheridan, Oregon, and Fernhill Estates LLC, dba Fernhill Estates as the operating entity and Fernhill Properties LLC as the property owner of the facility located in Portland, Oregon, and Pacific Gardens as to the operating entity located in Tigard, Oregon (the “Tigard Facility”).

D.	Pacific Gardens does not currently own the Tigard Facility, but Pacific Gardens has an option to purchase the Tigard Facility (the “Tigard Option”) pursuant to that certain Option Agreement (the “Tigard Option Agreement”), dated April 1, 2010, by and between Tigard Investment Group, LLC (the “Tigard Owner”), as optionor, and Pacific Gardens, as optionee. At the Closing, Pacific Gardens will assign the Tigard Option to Buyer and will obtain all consents required from the Tigard Owner in order to assign the Tigard Option to Buyer and allow Buyer to simultaneously exercise and close on the Tigard Property upon such assignment. Provided Pacific Gardens satisfies the requirements in the prior sentence, Buyer will immediately exercise the Tigard Option and acquire the Tigard Facility concurrently with the Closing under this Agreement. The consideration to Seller for the acquisition of the Tigard Option is the difference between the appraised value of the Tigard Facility and the $3,060,000 purchase price which Buyer will be obligated to pay the Tigard Owner for the Tigard Facility pursuant to the terms of the Tigard Option Agreement. The $3,060,000 that Buyer is obligated to pay the Tigard Owner shall be deducted from the Purchase Price that Buyer has to pay to Seller pursuant to this Agreement.

E.	Operational Sellers in this Agreement are Sheridan Care Center LLC, dba Sheridan Care Center, Fernhill Estates LLC, dba Fernhill Estates, and Pacific Gardens. Real property Sellers in this Agreement are Sheridan Properties LLC and Fernhill Properties LLC.

F.	The parties intend this Agreement to be the definitive agreement contemplated by the Letter of Intent.

Therefore, in consideration of the mutual representations, warranties and promises of the parties, the parties enter into the following:

AGREEMENT

1.           Purchase and Sale. On the terms and conditions set forth herein, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase from Seller its interest in the following, which are hereinafter referred to collectively as the “Property”:

(a)          The improvements located on the Real Property, consisting of three (3) skilled nursing facilities as described in Schedule 1(a) attached hereto (singularly a “Facility” and collectively, the “Facilities”), owned by Seller, and all right, title and interest of Seller in and to the items described in this paragraph one (a) through (f) herein;

(b)          All of the real estate on which each Facility is situated, together with all tenements, easements, appurtenances, privileges, rights of way, and other rights incident thereto, all building and improvements and any parking lot to such Facility located thereon situated in the State of Oregon, which is described in Exhibit A attached hereto and made a part hereof by this reference (collectively, the “Real Property”);

(c)          All of the tangible personal property, inventory, equipment, machinery, supplies including drugs and other supplies, spare parts, furniture, furnishings, warranty claims, contracts, including but not limited to supply contracts, contracts rights, intellectual property (except for trademarks and service marks of Dover Management or a related entity using the name “Dover”), including but not limited to patents, trade secrets, and all rights and title to the names under which each Facility operates, mailing lists, customer lists, vendor lists, resident files, books and records owned by the Seller, who may retain copies of same, and shall have reasonable access to such books and records after the Closing as required for paying taxes and responding to legal inquiry, as such personal property is described in Schedule 1(c) attached hereto (collectively, the “Personal Property”);

(d)          All transferable licenses, permits, certifications, assignable guaranties and warranties in favor of Seller, approvals or authorizations and all assignable intangible property not enumerated herein which is used by the Seller in connection with each Facility, and all other assets whether tangible or intangible; provided, that Seller shall retain all licenses required to be retained by Seller in order to operate the current business within each Facility;

2

(e)          All trade names or other names commonly used to identify each Facility and all goodwill associated therewith, excluding any name containing “Dover”, which shall remain the sole property of Seller. The intent of the parties is to transfer to Buyer only such names and goodwill associated with each Facility itself and not with Seller or any affiliate of Seller, so as to avoid any interference with the unrelated business activities of Seller;

(f)          All telephone numbers used in connection with the operation of each Facility, and to the extent not described above, all goodwill of Seller associated with each Facility (the items described in clauses (e) and (f) above are collectively referred to as “Intangibles”).

2.           Excluded Assets. Seller’s cash, investment securities, bank account(s) and accounts receivable, and deposits attributable and relating to the operation of each Facility, and Seller’s corporate minute books and corporate tax returns, partnership records, and other corporate and partnership records shall be excluded from the Property sold by Seller to Buyer hereunder as well as Seller’s real property not identified in Schedule 1(a) (the “Excluded Assets”).

3.           Purchase Price; Deposits. The following shall apply with respect to the Purchase Price of the Property:

(a)          The purchase price (the “Purchase Price”) payable by Buyer to Seller for the Property is Sixteen Million Eight Hundred Thousand Dollars ($16,800,000).

(b)          The Purchase Price as allocated to each Facility by Seller is set forth on Schedule 3 attached hereto and made a part hereof.

(c)          Within three (3) business days after this Agreement is fully executed by the parties, Buyer shall deposit the sum of One Hundred Thousand Dollars ($100,000) as an earnest money deposit (“Initial Deposit”) with Lawyers Title Company, 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Debi Calmelat (“Title Company” or “Escrow Agent”), and Escrow Agent will deposit it into an interest-bearing account with the interest for the benefit of Buyer. In addition, if Buyer has not terminated this Agreement on or before the expiration of the Due Diligence Period (defined below), then Buyer shall deposit with Escrow Agent an additional non-refundable, except as otherwise expressly provided herein, One Hundred Thousand Dollars ($100,000) (“Non-Refundable Additional Deposit”) within three (3) business days following the expiration of the Due Diligence Period (the Initial Deposit, Non-Refundable Additional Deposit and (if applicable) the Non-Refundable Extension Deposit (or applicable portion thereof), as defined below, are collectively referred to as the “Deposits”). Interest earned on the Deposits shall be paid to the party entitled to such amount as provided in this Agreement.

(d)          At Closing, the Deposits shall be credited against the Purchase Price and Buyer shall deposit the balance of the Purchase Price in Cash to the Escrow Agent.

3

(e)          Buyer shall not assume or pay, and Seller shall continue to be responsible for, any and all debts, obligations and liabilities of any kind or nature, fixed or contingent, known or unknown, of Seller not expressly assumed by Buyer in this Agreement. Specifically, without limiting the foregoing, Buyer shall not assume any obligation, liability, cost, expense, claim, action, suit or proceeding pending as of the Closing, nor shall Buyer assume or be responsible for any subsequent claim, action, suit or proceeding arising out of or relating to any such other event occurring, with respect to the manner in which Seller conducted its business at the Facilities. In addition, Buyer shall not assume successor liability obligations to Medicare, Medicaid, HMO or any other third party payer programs or be responsible for recoupment’s, fines, or penalties required to be paid to such parties as a result of the operation of the Facilities by Seller or Seller’s operating entity (“Operator”).

(f)          Each party shall have the right to allocate the Purchase Price in accordance with their own accounting standards, but neither party’s allocation of the Purchase Price shall be binding on the other party to this Agreement. Buyer shall provide Seller with copies of all final appraisals relating to the property purchased by Buyer pursuant to this Agreement. Such appraisals shall be provided within five (5) days of receipt by Buyer.

4.           Closing. The closing of the purchase and sale transactions pursuant to this Agreement (“Closing”) shall occur on or before June 29, 2012 (“Closing Date”); provided, Buyer may unilaterally extend the Closing Date through and including July 29, 2012 by making a non-refundable payment (subject to the provisions of Section 13(b)(ii) herein) to Escrow Agent, of One Hundred Thousand Dollars ($100,000) (“Non-Refundable Extension Deposit”). The Non-Refundable Extension Deposit shall be applicable to the Purchase Price or, if this transaction does not close on or before the Closing Date, as extended, then the Non-Refundable Extension Deposit shall be applied as dictated by the terms of this Agreement regarding the Deposit. The Closing shall take place through Seller’s delivery of one or more Warranty deeds in the form attached hereto marked Exhibit 4, and Buyer’s delivery of cash or immediately available funds through an escrow agreement (the “Escrow”) to be established with the Escrow Agent pursuant to form escrow instructions which shall be modified to be consistent with the terms and provisions of this Agreement, and which shall be mutually agreed upon by the parties hereto.

5.           Conveyance. Title to each Facility shall be conveyed to Buyer by a Warranty Deed in substantially the same form as Exhibit 4 and bill of sale in form agreed to by the parties prior to the end of the Due Diligence Period, as defined herein. Fee simple indefeasible title to the Real Property, and marketable title to the Personal Property, shall be conveyed from Seller to Buyer or Buyer’s nominee in “AS-IS, WHERE-IS” condition, free and clear of all liens, charges, easements and encumbrances of any kind, other than:

(a)          Liens for real estate taxes or assessments not yet due and payable;

(b)          The standard printed exceptions included in the Title Commitments, as defined in Section 14(a) herein; unless objected to in writing by Buyer during the Due Diligence Period;

(c)          Such exceptions that appear in the Title Commitments and that are either waived or approved by Buyer in writing pursuant to Section 14(b) herein;

4

(d)          Liens or encumbrances caused by the actions of Buyer but not those caused by the actions of Seller; and

(e)          Those matters identified as Permitted Exceptions on the attached Exhibit B.

The items described in this Section 5 are sometimes collectively referred to as the “Permitted Exceptions.”

6.           Buyer’s Due Diligence.

(a)          Buyer shall have seventy-five (75) days from the period commencing from the date Buyer notifies Seller that it has received the requested Due Diligence material required to complete Buyer’s Due Diligence (the “Due Diligence Period”)., Seller shall permit the officers, employees, directors, agents, consultants, attorneys, accountants, lenders, appraisers, architects, investors and engineers designated by Buyer and representatives of Buyer (collectively, the “Buyer’s Consultants”) access to, and entry upon the Real Property and each Facility to perform its normal and customary due diligence, including, without limitation, the following (collectively, the “Due Diligence Items”):

(i)          Review of vendor contracts (“Contracts”) and leases (“Leases”) to which each Facility (or the Seller, on behalf of such Facility) are a party, as set forth on Schedule 8.6 attached hereto;

(ii)         Obtain an environmental investigation (including a Phase 1 Environmental Audit);

(iii)        Inspection of the physical structure of each Facility;

(iv)        Review of current Title Commitments, as defined in Section 14 herein, and underlying documents referenced therein;

(v)         Review of ALTA Surveys, as defined in Section 14 herein, for each Facility;

(vi)        Inspection of the books and records of each Facility and that portion of the Seller’s books and records which pertain to the Facilities;

(vii)       Review of the Due Diligence Items, as described in Schedule 6(a)(vii) attached hereto, to be provided by Seller within five (5) business days following the Effective Date;

(viii)      Complete such other inspections or investigations as Buyer may reasonably require relating to the ownership, operation or maintenance of the Facilities;

(ix)         View resident files, agreements, and any other documentation regarding the residents of the Facilities, which review shall in all events be subject to all applicable laws, rules and regulations concerning the review of medical records and other types of patient records; and

5

(x)          Review files maintained by the State of Oregon relating to the Facilities; and

(xi)         Review all drawings, plans and specifications and all engineering reports for the Facilities in the possession of or readily available to Seller; and

(xii)        Seller will furnish copies of all environmental reports, property condition reports, appraisals, title reports and ALTA Surveys (or surveys) that it currently has in its possession.

(xiii)       Review copies of currently effective written employment manuals or written employment policies and/or procedures have been provided to or for employees.

Notwithstanding the foregoing provisions of this Subsection, in the event Seller fails to deliver all Due Diligence Items listed in Schedule 6(a)(vii) on or before the time set forth in Subsection (a)(vii) above, then the Due Diligence Period shall be deemed extended on a day-to-day basis until Seller completes such delivery of the Due Diligence Items to Buyer.

(b)          Buyer agrees and acknowledges that: (i) Buyer will not disclose the Due Diligence Items and/or the contents thereof or any other materials received from Seller pursuant to this Agreement (the “Property Information”) or any of the provisions, terms or conditions thereof, or any information disclosed therein or thereby, to any party outside of Buyer’s organization, other than Buyer’s Consultants; (ii) the Property Information is delivered to Buyer solely as an accommodation to Buyer; (iii) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any matters set out in or disclosed by the Property Information; and(iv) except as expressly contained in this Agreement, Seller has not made and does not make any warranties or representations of any kind or nature regarding the truth, accuracy or completeness of the information set out in or disclosed by the Property Information.

(c)          All due diligence activities of Buyer at the Facilities shall be scheduled with Seller upon two (2) business days prior notice. Reviews, inspections and investigations at the Facilities shall be conducted by Buyer in such manner so as not to disrupt the operation of the Facilities.

(d)          Buyer may, at its sole cost, obtain third party engineering and physical condition reports and Phase I Environmental Audits covering each Facility, certified to Buyer, prepared by an engineering and/or environmental consultants acceptable to Buyer; provided, no inspection by Buyer’s Consultants shall involve the taking of samples or other physically invasive procedures (such as a Phase II environmental audit) without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and Buyer shall provide copies of all final reports (except for appraisals or attorney-client communications) received from such third parties (the “Third Party Reports”) to Seller within ten (10) days of Buyer receiving the Third Party Reports. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall indemnify, defend (with counsel acceptable to Seller) and hold Seller and its employees and agents, and each of them, harmless from and against any and all losses, claims, damages and liabilities, without limitation, attorneys’ fees incurred in connection therewith) arising out of or resulting from Buyer’s exercise of its right of inspection as provided for in this Section 6; provided, however, such indemnification shall not extend to matters merely discovered by Buyer and/ or the acts or omissions of Seller or any third party, except for the acts or omissions of Buyer’s Consultants. The indemnification obligation of Buyer under this Section 6 shall survive the Closing or earlier termination of this Agreement for a period of twelve (12) months. Following any audit or inspection as provided for herein, Buyer shall return the Real Property and the Facilities to the condition in which they existed immediately prior to such audit or inspection.

6

(e)          On or before 5:00 p.m. (Pacific Time) on the last day of the Due Diligence Period, Buyer shall provide Seller with copies of all Third Party Reports and provide Seller with notice that:

(i)          The inspections and audits are not acceptable to Buyer in its sole and absolute discretion and Buyer terminates this Agreement, and in such event, neither party shall have any further rights and obligations under this Agreement, except the obligations which expressly survive the termination of this Agreement; or

(ii)          Provide Seller with written notice that the inspections and audits are acceptable to Buyer in its sole and absolute discretion.

(f)          If this Agreement is terminated prior to Closing, Buyer shall promptly return to Seller or destroy all copies of the Due Diligence items.

7.           Prorations; Closing Costs; Possession; Post Closing Assistance.

(a)          There will be no prorations at the Closing since Seller shall remain responsible for all taxes, costs and expenses relating to the Facilities following the Closing pursuant to the Post Closing Lease (as defined in Section 12(a)(v)).

(b)          Seller shall pay any state, county and local transfer taxes arising out of the transfer of the Real Property.

(c)          Seller shall pay the cost of the standard owner’s title insurance policy, as described in this Agreement (excluding any survey exception or deletion of coverage). Buyer shall pay the cost of any lender’s policy for Buyer’s lender, any title endorsements requested by Buyer and its lender and the cost of updating or obtaining new Surveys. Seller shall pay all fees of Escrow Agent. All other costs associated with title and survey matters shall be paid in accordance with custom and practice of the County in which each Facility is located.

(d)          Buyer and Seller shall each pay their own attorney’s fees. Buyer shall pay for all costs of review of the Due Diligence Items and its additional due diligence inspection costs including, without limitation, the cost of any environmental reports.

(e)          On the Closing Date, Seller shall retain possession of the Facilities pursuant to the Post Closing Lease.

(f)          Buyer shall bear all costs of financing its acquisition of the Real Property, except Seller shall be responsible for any repairs to the Facilities or reserves for repairs to the Facilities required by Buyer’s lender or the United States Department of Housing and Urban Development (“HUD”).

7

8.           Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

(a)          Legality.

(i)          Organization, Corporate Powers, Etc. Each Seller entity is duly organized, validly existing and in good standing under the laws of the State of Oregon. Seller has full power, authority and legal right (A) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document, as defined herein, to which it is a party, (B) to transfer good, indefeasible title to the Property to Buyer free and clear of all liens, claims and encumbrances except for Permitted Exceptions (as defined in Section 5 hereof), and (C) to carry out the transactions contemplated hereby and by such other instruments to be carried out by such party.

(ii)         Due Authorization, Etc. This Agreement and the Closing Documents (collectively the “Transaction Documents”) have been, and each instrument provided for herein or therein to which Seller is a party will be, when executed and delivered as contemplated hereby authorized, executed and delivered by Seller and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of Seller and enforceable in accordance with their terms.

(iii)        Governmental Approvals. To the best of Seller’s knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the Oregon form Warranty Deeds in substantially the same form as Exhibit 4 (collectively, the “Deed”) which recordings shall be accomplished at Closing.

(iv)        Other Rights. No right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Property.

(v)         No Litigation. Except as set forth on Schedule 8(a)(v) attached hereto, neither Seller nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Seller’s actual knowledge, no such actions or proceedings are threatened, against Seller before or by any court, arbitrator, administrative agency or other governmental authority, which (A) individually or in the aggregate, are expected, in the reasonable judgment of Seller, to materially and adversely affect Seller’s ability to carry out any of the transactions contemplated by any of the Transaction Documents or (B) otherwise involve any portion of the Property including, without limitation, the Facilities.

8

(vi)        No Conflicts. Neither the execution and delivery of the Transaction Documents to which Seller is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (A) a breach or violation of (1) any material law or governmental rule or regulation applicable to Seller now in effect, (2) any provision of any of Seller’s organizational documents, (3) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Seller, or (4) any material agreement or instrument to which Seller is a party or by which Seller or its respective properties are bound; (B) the acceleration of any obligations of Seller; or (C) the creation of any lien, claim or encumbrance upon any properties or assets of Seller.

(b)          Property.

As of the Effective Date and the Closing Date, except as set forth on Schedule 8(b):

(i)          Seller has no actual knowledge of and has not received any notice of outstanding deficiencies or work orders of any authority having jurisdiction over any portion of the Property;

(ii)         Seller has no actual knowledge of and has not received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over any Facility to rework or redesign it in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any law which has not been fully satisfied;

(iii)        Seller has not received any notice from any governmental authority of any material violation of any law applicable to any portion of the Real Property or to the Facilities;

(c)          Condemnation. There is no pending or, to the actual knowledge of Seller, threatened condemnation or similar proceeding or assessment affecting the Real Property, nor, to the actual knowledge of Seller, is any such proceeding or assessment contemplated by any governmental authority.

9

(d)          Hazardous Substances. Except as disclosed on Schedule 8(d) (and as disclosed to Buyer during the Due Diligence Period), and to Seller’s actual knowledge, there has been no production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Real Property of any Hazardous Substances by Seller, or any affiliate or agent thereof, except in strict compliance with all applicable Laws. To Seller’s actual knowledge there are no Hazardous Substances at, on, in, under or about the Real Property in violation of any Law, and to Seller’s actual knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto. For purposes of this Agreement, “Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes, including, without limitation, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.1 01) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law (collectively, “Laws”), including, without limitation, any material, waste or substance which is (i) a hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.); (ii) a pollutant or contaminant or hazardous substance as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); (iii) a hazardous substance pursuant to § 311 of the Clean Water Act (33 U.S.C. § 1251, et seq., 33 U.S.C. § 1321) or otherwise listed pursuant to § 307 of the Clean Water Act (33 U.S.C. § 1317); (iv) a hazardous waste pursuant to § 1004 of the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (v) polychlorinated biphenyls (PCBs) as defined in the Federal Toxic Substance Control Act, as amended (15 U.S.C. § 2501 et seq.); (vi) hydrocarbons, petroleum and petroleum products; (vii) asbestos; (viii) formaldehyde or medical or biohazardous waste; (ix) radioactive substances; (x) flammables and explosives; (xi) any state statutory counterparts to those federal statutes listed herein; or (vii) any other substance, waste or material which could presently or at any time in the future require remediation at the behest of any governmental agency. Any reference in this definition to Laws shall include all rules and regulations which have been promulgated with respect to such Laws.

(e)          Brokers. Other than Lee Blake of JCH Consulting Group, Inc. located at 1777 NW Rimrock Road, Bend, Oregon 97701 (“Broker”), neither Seller nor Buyer has dealt with any broker or finder in connection with the transactions contemplated hereby. Seller shall be responsible for payment of a real estate brokerage commission to Broker pursuant to a separate agreement between the Seller entities and/or Dover Management, Inc. and Broker. Each party represents and warrants to the other party that it has not dealt with any other broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. Each party agrees to indemnify, protect, defend, protect and hold the other party harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from such indemnifying party’s breach of the foregoing representation. The provisions of this Section 8(e) shall survive the Closing or earlier termination of this Agreement for a period of twelve (12) months.

(f)          Leases and Contracts. Schedule 8(f) is a list of all Leases and Contracts relating to the Facilities to which Seller is a party or by which Seller may be bound. Seller has made or will promptly make available to Buyer true, complete and accurate copies of all Leases and Contracts including, without limitation, any modifications thereto. All of the Leases and Contracts are in full force and effect without claim of material default there under, and, except as may be set forth on Schedule 8(f).

(g)          Financial Statements. Schedule 8(g) contains (i) the unaudited balance sheets of the Operating entities for the last three (3) fiscal years ending prior to the date of this Agreement and the unaudited balance sheets of the past three (3) fiscal quarters completed prior to the date of this Agreement and (ii) the related consolidated statements of income, results of operations, changes in members’ equity and changes in financial position with respect to each such period for each operating entity as compared with the immediately prior period (collectively, the “Financial Statements”). The Financial Statements taken as a whole (A) fairly present the financial condition and results of operation of the Operators for the periods indicated, (B) are true, accurate, correct and complete in all material respects, and (C) except as stated in Schedule 8(g) (or in the notes to the Financial Statements) have been prepared in accordance with the Operator’s tax basis reporting, as consistently applied. Except as disclosed in Schedule 8(g), or otherwise disclosed in writing to Buyer, to Seller’s actual knowledge neither Seller, as to any Facility, nor any Facility is obligated for or subject to any material liabilities, contingent or absolute, and whether or not such liabilities would be disclosed in accordance with tax basis reporting, and Schedule 8(g) sets forth all notes payable, other long term indebtedness and, to Seller’s actual knowledge, all other liabilities to which the Facilities and the Real Property are or at Closing (and following Closing) will be subject, other than new indebtedness obtained by Buyer in connection with its purchase of the Property. Seller has received no notice of default under any such instrument.

10

(h)          Interests in Competitors, Suppliers and Customers. Other than the Operator entities and except as set forth on Schedule 8(h), or in Schedule 1(a) as constituting a part of the Facilities, neither Seller nor any of its members has any interest in any property used in the operation of, or holds an interest in, any competitor, supplier or customer of Seller or the Facilities within a five (5) mile radius of the Seller entities as further provided in paragraph 24 of this Agreement.

(i)          No Foreign Persons. Neither Seller nor its members is a foreign person within the meaning of Sections 897 or 1445 of the Code, nor is Seller a U.S. Real Property Holding Company within the meaning of Section 897 of the Code.

(j)          Licensure. As of the date hereof, except as set forth on Schedule 8(j) attached hereto, there is no action pending or, to the actual knowledge of Seller, recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license to operate the Facilities, or certification of the Facilities, or any material action of any other type with regard to licensure or certification. Each Facility is, to the actual knowledge of Seller, operating and functioning as a skilled nursing facility without any waivers from a governmental agency affecting each Facility except as set forth in Schedule 8(j), and is fully licensed for a skilled nursing facility, as applicable, by the State of Oregon for the number of beds and licensure category set forth in Schedule 1(a) hereto. Schedule 8(j) attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting each Facility. Provided, however, that it is understood that the Sheridan Care Center LLC, dba Sheridan Care Center and Sheridan Properties LLC is an intermediate care nursing facility.

(k)          Regulatory Compliance.

(i)          To Seller’s actual knowledge, Seller or the Operator has duly and timely filed all reports and other items required to be filed (collectively, the “Reports”) with respect to any cost based or other form of reimbursement program or any other third party payor (including without limitation, Medicare, Medicaid, medically indigent assistance, Blue Cross, Blue Shield, any health maintenance, preferred provider, independent practice or other healthcare related organizations, peer review organizations, or other healthcare providers or payors) (collectively, “Payors”) and have timely paid all amounts shown to be due thereon. At the time of filing, to Seller’s actual knowledge, each Report was true, accurate and complete. To Seller’s actual knowledge, all rights and obligations of the Facilities or Seller under such Reports are accurately reflected or provided for in the Financial Statements.

11

(ii)         Except as set forth in Schedule 8(k) attached hereto, (a) to Seller’s actual knowledge neither Seller nor, to Seller’s actual knowledge, the Operator, is delinquent in the payment of any amount due under any of the Reports for the Facilities, (b) except as to an Internal Revenue Service dispute relating to fiscal year 2005 there are no written or threatened proposals by any Payors for collection of amounts for which Seller or any Facility could be liable, (c) there are no current or pending claims, assessments, notice, proposal to assess or audits of Seller or Operator of any Facility with respect to any of the Reports, and, to Seller’s actual knowledge, no such claims, assessments, notices, or proposals to assess or audit are threatened, and (d) neither Seller nor Operator has executed any presently effective waiver or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any of the Reports with respect to any Facility.

(iii)        Except as set forth in Schedule 8(k) attached hereto, neither Seller nor the Operator has received an unsatisfied notice of failure to comply with all applicable Laws, settlement agreements, and other agreements with any state or federal governmental body relating to or regarding any Facility (including all applicable environmental, health and safety requirements), and Seller or the Operator has and maintains all permits, licenses, authorizations, registrations, approvals and consents of governmental authorities and all health facility licenses, accreditations, Medicaid, Medicare and other Payor certifications necessary for its activities and business including the operation of each Facility as currently conducted. Provided, however, that Seller’s, Sheridan Care Center LLC, dba Sheridan Care Center and Sheridan Properties LLC is not yet licensed for Medicare. An amendment and modification to the Sheridan license to include such licensure for Medicare is currently pending but has not yet been approved. Each health facility license, Medicaid and Medicare and other Payor certifications, Medicaid provider agreement and other agreements with any Payors is in full force and effect without any waivers of any kind (except as disclosed in Schedule 8(k)) and has not been amended or otherwise modified, rescinded or revoked or assigned nor, to Seller’s actual knowledge, (a) is there any threatened termination, modification, recession, revocation or assignment thereof, (b) no condition exists nor has any event occurred which, in itself or with the giving of notice, lapse of time or both would result in the suspension, revocation, termination, impairment, forfeiture, or non-renewal of any governmental consent applicable to Seller or to any Facility or of any participation or eligibility to participate in any Medicare, Medicaid, or other Payor program and (c) there is no claim that any such governmental consent, participation or contract is not in full force and effect.

(l)          Regulatory Surveys. Seller has delivered to Buyer, in the manner required pursuant to the terms of this Agreement, complete and accurate copies of the survey or inspection reports made by any governmental authority with respect to each Facility during the calendar years 2009, 2010, 2011 and year-to-date 2012 which are in Seller’s possession. To the best of Seller’s knowledge, after diligent investigation, and except as shown on Schedule 8(l), all exceptions, deficiencies, violations, plans of correction or other indications of lack of compliance in such reports or have been fully corrected and there are no bans or limitations in effect, pending or threatened with respect to admissions to any Facility nor any licensure curtailments in effect, pending or threatened with respect to any Facility. Seller shall continue to deliver all such surveys, inspection reports as and when same are received and/or filed as the case may be prior to the Closing.

12

(m)          Licensed Bed/Current Rate Schedule. As of the Effective Date, Schedule 8(m) sets forth (i) the number of licensed beds and the number of operating beds in each Facility, (ii) the current standard private rates charged by each Facility to all of its residents, and (iii) the number of beds or units presently occupied in, and the occupancy percentage at, each Facility, including the current rates charged by each Facility for each such occupied bed or unit. Neither Seller nor any Operator has any life care arrangement in effect with any current or future resident (“life care arrangement” is defined as a prepaid obligation to care for a person for the life of the person).

(n)          Operations. Each Facility is reasonably and adequately equipped and each Facility includes sufficient and adequate numbers of furniture, furnishings, equipment, consumable inventory, and supplies to operate such Facility as each is presently operated by Seller. Personal Property used to operate each Facility and to be conveyed to Buyer is free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except for Permitted Encumbrances and any liens, security interests and encumbrances to be released at Closing.

(o)          No Misstatements, Etc. To the best of Seller’s knowledge, neither the representations and warranties of Seller stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor the Due Diligence Items or any certificate or instrument furnished or to be furnished to Buyer by Seller in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

(p)          Supplementation of Schedules; Change in Representations and Warranties. Seller shall have the continuing right and obligation to supplement and amend the Schedules herein on a regular basis including, without limitation, Schedule 8(g), and Seller’s warranties and representations required hereunder, as necessary or appropriate (i) in order to make any representation or warranty not misleading due to events, circumstances or the passage of time or (ii) with respect to any matter hereafter arising or discovered up to and including the Closing Date, but Buyer shall not be deemed to have approved such supplemental Schedules unless Buyer expressly acknowledges approval of same in writing. In the event Seller amends any such Schedules, or Buyer or Seller gains actual knowledge prior to the Closing that any representation or warranty made by the other party contained in this Section 8 is otherwise untrue or inaccurate, such party shall, within five (5) days after gaining such actual knowledge but in any event prior to the Closing, provide the other party with written notice of such inaccuracy, whereupon the noticed party shall promptly commence, and use its best efforts to prosecute to completion, the cure of such matter, to the extent any such matter is curable. If any such matter is not curable within reason and is material, in Buyer’s reasonable business judgment, Buyer shall have the right to terminate this Agreement upon written notice to Seller within five (5) business days of receipt or delivery of such notice, as applicable, on the same basis as set forth in Section 13(a) if during the Due Diligence Period and in Section 13(b)(i)(i) herein if after expiration of the Due Diligence Period.

(q)          Survival of Representations and Warranties; Updates. The representations and warranties of Seller in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of two (2) years (see paragraph 16(a) of this Agreement); provided, Seller understands and agrees that the Post Closing Lease, shall provide for a lengthier period of survival with respect to certain matters referenced therein.

13

For purposes of this Agreement, the phrase “to Seller’s actual knowledge” or words of similar import shall mean the actual knowledge of Don R. Bybee, Kent Emry and the general partner or President, as applicable, of each entity comprising Seller, and any written notice received by Seller relating to the matters set forth in the applicable representations and warranties.

9.           Representations and Warranties of Buyer.

(a)          Buyer hereby warrants and represents to Seller that:

(i)          Organization, Corporate Powers, Etc. Buyer is a limited liability company, validly existing and in good standing under the laws of the State of Delaware and in each other state or jurisdiction in which the nature of its business requires the same except where a failure to be so qualified does not have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of that person. Buyer has full power, authority and legal right (a) to execute and deliver, and perform and observe the provisions of this Agreement and each Transaction Document to which it is a party, and (b) to carry out the transactions contemplated hereby and by such other instruments to be carried out by Buyer pursuant to the Transaction Documents.

(ii)         Due Authorization, Etc. The Transaction Documents have been, and each instrument provided for herein or therein to which Buyer is a party will be, when executed and delivered as contemplated hereby, duly authorized, executed and delivered by Buyer and the Transaction Documents constitute, and each such instrument will constitute, when executed and delivered as contemplated hereby, legal, valid and binding obligations of the Buyer enforceable in accordance with their terms.

(iii)        Governmental Approvals. To Buyer’s actual knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the Transaction Documents to which Buyer is a party or for the validity or enforceability thereof against such party.

(iv)        No Litigation. Neither Buyer nor its registered agent for service of process has been served with summons with respect to any actions or proceedings pending or, to Buyer’s actual knowledge, no such actions or proceedings are threatened, against Buyer before or by any court, arbitrator, administrative agency or other governmental authority, which individually or in the aggregate, are expected, in the reasonable judgment of Buyer, to materially and adversely affect Buyer’s ability to carry out any of the transactions contemplated by any of the Transaction Documents.

14

(v)         No Conflicts. Neither the execution and delivery of the Transaction Documents to which Buyer is a party, compliance with the provisions thereof, nor the carrying out of the transactions contemplated thereby to be carried out by such party will result in (a) a breach or violation of (1) any material law or governmental rule or regulation applicable to Buyer now in effect, (2) any provision of any Buyer’s organizational documents, (3) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Buyer, or (4) any material agreement or instrument to which Buyer is a party or by which Buyer or its respective properties are bound; (b) the acceleration of any obligations of Buyer; or (c) the creation of any lien, claim or encumbrance upon any properties or assets of Buyer.

(vi)        No Misstatements, Etc. To the best of Buyer’s knowledge, neither the representations and warranties of Buyer stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor any certificate or instrument furnished or to be furnished to Seller by Buyer in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact.

(vii)       Survival of Representations and Warranties; Updates. The representations and warranties of Buyer in this Agreement shall not be merged with the Deeds at the Closing and shall survive the Closing for the period of one (1) year.

(b)          No Knowledge of Misrepresentation or Breach. Based upon Buyer’s due diligence review, Buyer has no actual knowledge of any misrepresentation or breach of warranty by Seller, other than as set forth in writing by Buyer to Seller on or before the Closing Date.

10.          Covenants of Seller. Seller covenants with respect to the Facilities as follows:

(a)          Pre-Closing. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed:

(i)          Seller shall use its best efforts to cause the Operator to operate the Facilities diligently, in accordance with the Operator’s obligations under its lease or other arrangement with Seller, and only in the ordinary course of business.

(ii)         Seller shall use its best efforts to prevent the Operator from making any material change in the operation of any Facility, and shall prevent the Operator from selling or agreeing to sell any items of machinery, equipment or other assets of any Facility, or otherwise entering into any agreement affecting any Facility, except in the ordinary course of business;

(iii)        Seller shall use its best efforts to prevent the Operator from entering into any Lease or Contract or commitment affecting any Facility, except for Leases or Contracts entered into in the ordinary course of business;

(iv)        During normal business hours and consistent with Section 6(b) herein, Seller shall provide Buyer or its designated representative with access to the Facilities upon prior notification and coordination with Seller and the Operator; provided, Buyer shall not materially interfere with the operation of any Facility. At such times Seller and the Operator shall permit Buyer to inspect the books and records of each Facility;

15

(v)         Within five (5) business days following the execution of this Agreement by the parties, Seller has delivered to Buyer all of the due diligence items described on the Due Diligence List attached hereto as Schedule 6(a)(vii) (the “Due Diligence Items”) which are in Seller’s possession or control. All Due Diligence Items which have not previously been delivered are identified as the Unavailable Items (“Unavailable Items”). If any of the Unavailable Items become available to Seller, Seller shall within five (5) days of receiving such items, deliver such items to Buyer. If Buyer requests additional items not included on Schedule 6(a)(vii), in writing delivered by Buyer to Seller, Seller shall use its best efforts to provide such information within five (5) days of receipt of the request; and provided further, Seller shall continue to cause Operator to deliver to Buyer following the expiration of the Due Diligence Period, financial reports showing among other things information necessary to determine EBITDAR (defined below) for each of the facilities for the trailing twelve (12) month annualized operations for the period ending February 28, 2012. The term “EBITDAR” means “earnings before interest, taxes, depreciation, amortization and rent and reserves (reserves meaning additions to capital reserves).”

(vi)        Seller shall use its best efforts to prevent the Operator from moving residents from any Facility, except (a) to any other Facility which is owned by Seller and constitutes part of the Property as defined herein, (b) for health treatment purposes or otherwise at the request of the resident, family member or other guardian or (c) upon court order or the request of any governmental authority having jurisdiction over such Facility;

(vii)       Seller shall use commercially reasonable efforts to cause the Operator to retain the services and goodwill of the employees of the Operator until the Closing;

(viii)      Seller shall maintain in force, or shall cause the Operator to maintain in force, the existing hazard and liability insurance policies, or comparable coverage, for each Facility as are in effect as of the date of this Agreement;

(ix)         Seller shall, and shall cause the Operator, to file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in this Agreement, required to be filed by Seller or the Operator on a timely basis and shall timely pay all taxes or other obligations and liabilities or recoupments which are due and payable with respect to each Facility in the ordinary course of business with respect to the periods Seller or Operator operated each Facility;

(x)          Seller shall cause the Operator (a) to maintain all required operating licenses in good standing, (b) to operate each Facility in accordance with its current business practices and (c) to promptly notify Buyer in writing of any notices of material violations or investigations received from any applicable governmental authority;

(xi)         Seller shall use commercially reasonable efforts to cause the Operator to make all customary repairs, maintenance and replacements required to maintain each Facility in substantially the same condition as on the date of Buyer’s inspection thereof, ordinary wear and tear excepted;

16

(xii)        Seller shall promptly notify Buyer in writing of any Material Adverse Change, as defined herein, of which Seller becomes aware in the condition or prospects of the Facilities including, without limitation, sending Buyer copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing, promptly following receipt thereof by the Operator. For purposes of this Agreement, a “Material Adverse Change” shall mean: (a) a decrease in the consolidated adjusted rolling twelve (12) month EBITDAR of the facilities to less than Two Million One Hundred Ninety-Seven Thousand Dollars ($2,197,000) or (b) loss of licensure, or (c) loss of Medicaid or Medicare (except Sheridan) participation, or (d) any adverse action by a governmental agency which, with the passage of time, would reasonably be expected to materially affect in a negative manner licensure at any Facility, or any adverse action in any Facility which would reasonably be expected to materially affect in a negative manner such Facility’s participation or eligibility to participate in any Medicare, Medicaid, or other Payor program, unless appropriate corrective action has been taken by the Operator, in the ordinary course of business, or (e) failure to settle with the appropriate governmental authority, or to satisfy on or before the Closing (either directly with such governmental authority or by funds escrowed by Seller for such purposes) all claims for reimbursements, recoupments, taxes, fines or penalties which may be due to any governmental authority having jurisdiction over any Facility, or (f) the occurrence of a title or survey defect occurring after the date of this Agreement which would reasonably be expected to adversely affect the ability of Buyer to operate the skilled nursing home/assisted living facility at its respective Facility or to obtain financing for such Facility, or (g) the commencement of any third party litigation which interferes with Seller’s ability to close the transactions contemplated by this Agreement, or (viii) any damage, destruction or condemnation affecting any Facility in which the estimate of damage exceeds $100,000 per Facility and such damage or destruction has not been repaired, or Buyer as not otherwise waived such condition prior to Closing. In the event of any occurrence described in clause (d) above, Operator shall deliver a copy of the Plan of Correction or otherwise notify Buyer in writing of the planned action, and such Plan of Correction or other corrective action which has been approved by the applicable regulatory agency or agencies.

(xiii)       Seller agrees to cause the Operator to remedy any compliance deficiency cited in any written notice from, or in any settlement agreement or other Plan of Correction or other agreement with, any state or federal governmental body, or in the event of state or federal proceedings against Operator or any Facility, or receipt by the Operator of such notice prior to the Closing Date, of any condition which would affect the truth or accuracy of any representations or warranties set forth in this Agreement by Seller; provided, however, in the event a physical plant deficiency is cited which Seller has insufficient time to remedy before the Closing Date, in accordance with the approval of the appropriate state or federal agency, then the same shall be deemed remedied when the costs of correcting said Seller identified deficiency (based upon reasonable estimates from established vendors selected by Seller and Buyer and approved by Seller and by Buyer, in its sole and absolute discretion) shall be held back in the Escrow at the Closing and not released to Seller until either the obligation to remedy the plan deficiency has been assumed by Seller as Lessee under the leaseback agreement between Seller as Lessee and Buyer as Lessor or such deficiency has been corrected by Seller; and, provided further, a non-physical plant deficiency which cannot be remedied prior to the Closing, in accordance with the approval of the appropriate state or federal agency, will be deemed to be remedied for purposes of this Section if Operator develops a Plan of Correction addressing the deficiency(ies) and such Plan of Correction is approved by the applicable State agency. Seller shall use its best efforts to remedy any such deficiency subsequent to the Closing which is to be remedied as a result of a Plan of Correction filed by Seller or Operator prior to the Closing or assumed by Seller as Lessee after Closing, and Buyer shall cooperate with such efforts by Seller; provided, Seller shall bear all costs associated with such remedy. In the event any such Plan of Correction agreed to by Seller and Operator prior to the Closing is not approved by the applicable State agency subsequent to Closing, Seller shall promptly use its best efforts, and shall cause Operator to use its best efforts, to amend the Plan of Correction in such a manner that is necessary to obtain acceptance by the State of the amended Plan of Correction as soon as practicable after submittal. Notwithstanding any other provision of this Agreement, the obligation of Seller pursuant to this Subsection 10(a)(xiii) shall survive the Closing for such period of time as is necessary to remedy such deficiency.

17

(xiv)      Seller shall, at its cost and on or before Closing, obtain releases of financing statements and tax and judgment liens affecting or relating to each Facility which have been filed or recorded with the Office of the Oregon Secretary of State and the appropriate County Recorder’s Office.

(xv)       Seller shall promptly comply with any notices of violations received relating to each Facility and shall deliver to Buyer a copy of any such notice received and evidence of compliance with such notice.

(b)          Closing. On or before the Closing Date, Seller shall deliver the following documents to Escrow Agent relating to the Facilities (“Closing Documents”):

(i)          One (1) original executed Warranty Deed in substantially the same form as Exhibit 4 for each Facility, in recordable form;

(ii)         Two (2) original executed counterparts of the Post Closing Lease;

(iii)        Two (2) original executed counterparts of the bill of sale for the Personal Property (“Bill of Sale”), an assignment of Seller’s interest in the Contracts and Leases (“Assignment of Contracts and Leases”), and other instruments of transfer and conveyance in form and substance to be agreed upon prior to the expiration of the Due Diligence Period transferring and assigning to Buyer the Real Property, Personal Property and the Intangibles to be transferred as provided herein with respect to the Facilities (“Instruments of Assignment”);

(iv)        One (1) original executed certificate executed by Seller confirming that to Seller’s actual knowledge on the Closing Date Seller’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Seller’s Confirmation”);

(v)         All contractor’s and manufacturer’s guaranties and warranties, if any, in Seller’s possession relating to each Facility (collectively, the “Warranties”), which delivery will be made by leaving such materials at such Facility; and

(vi)        Two (2) original executed counterparts of each of the FIRPTA Certificate, escrow agreements and other documents required by the Title Company in connection with the transactions contemplated by this Agreement (collectively, the “Title Company Documents”).

18

(c)          Pacific Gardens Option. Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to cause the following events to occur concurrently with the Closing: (i) the assignment of the Tigard Option to Buyer; (ii) the Tigard Owner’s consent to such assignment of the Tigard Option; (iii) Buyer’s exercise of the Tigard Option, and (iv) the closing on the Tigard Facility resulting in Buyer obtaining fee title to the Tigard Facility.

(i)          Seller shall be responsible for obtaining all consents required from Tigard Owner in order to accomplish all of the events set forth in Section 10(c).

(ii)         Except for Buyer’s obligations under this Section 10(c), Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer and its officers, directors, members, shareholders and tenants harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of Buyer’s failure to perform any obligation under the Tigard Option Agreement, Buyer’s default on any obligation under the Tigard Option Agreement or the assignment of the Tigard Option to Buyer.

(iii)        At the Closing, Seller and Buyer shall enter into an assignment of the Tigard Closing, including, but not limited to, the consent for such assignment from the Tigard Owner, in such form reasonably approved by Seller, Buyer and Tigard Owner during the Due Diligence Period.

(iv)        Buyer shall exercise the Tigard Option concurrently with the Closing under this Agreement in order to facilitate the concurrent closing under the Tigard Option Agreement in which the Tigard Owner shall deed fee title to the Tigard Property to Buyer.

(v)         Seller and Buyer agree that all amounts that Buyer will be required to pay for the Tigard Property and other costs associated with the closing on the Tigard Property (except for Buyer’s attorneys’ fees) pursuant to the Tigard Option Agreement will come from the Purchase Price that Buyer pays pursuant to this Agreement and the parties agree to instruct Escrow Agent to transfer such amount to the escrow for the closing under the Tigard Option Agreement.

(vi)        The parties intend for Buyer to obtain fee title to the Tigard Property at the Closing under this Agreement without Buyer having to pay any additional amount over and above what Buyer is required to pay under this Agreement for the Property. The parties acknowledge that the difference between the appraised value for the Tigard Facility and the price Buyer has to pay for the Tigard Facility pursuant to the terms of the Tigard Option Agreement shall be deemed consideration paid to Seller for the Tigard Option.

19

11.          Covenants of Buyer. Buyer hereby covenants as follows:

(a)          Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Seller, Buyer agrees that Buyer shall not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement. Between the date hereof and the Closing Date, Buyer agrees that Buyer shall not (i) make any commitments to any governmental authority, (ii) enter into any agreement or contract with any governmental authority or third parties, or (iii) alter, amend, terminate or purport to terminate in any way any governmental approval or permit affecting the Real Property, Personal Property or any Facility, which would be binding upon Seller, any Real Property Owner, any Facility or Personal Property after any termination of this Agreement.

(b)          Closing. On or before the Closing Date, Buyer shall deposit the following with Escrow Agent:

(i)          The Purchase Price in accordance with the requirements of this Agreement;

(ii)         Two (2) original executed counterparts of the Post Closing Lease;

(iii)        Two (2) original executed counterparts of each of the Instruments of Assignment requiring Buyer’s signature;

(iv)        One (1) original executed certificate executed by Buyer confirming that Buyer’s representations and warranties continue to be true and correct in all material respects, or stating how such representations and warranties are no longer true and correct (“Buyer’s Confirmation”); and

(v)         Two (2) original executed counterparts of each of the Title Company Documents requiring Buyer’s signature.

12.          Conditions to Closing.

(a)          Conditions to Buyer’s Obligations. All obligations of Buyer under this Agreement are subject to the reasonable satisfaction and fulfillment, prior to the Closing Date, of each of the following conditions. Anyone or more of such conditions may be waived in writing by Buyer.

(i)          Seller’s Representations, Warranties and Covenants. Seller’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein, shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made, except to the extent that (a) Seller has provided to Buyer, prior to the Closing, with supplemental Schedules in accordance with Section 8(q) herein or (b) Buyer has discovered, or has been provided with written notice from Seller, that a representation is untrue or inaccurate, and Buyer nevertheless elects to close the transaction in the manner provided in Section 8(q) herein despite such inaccuracy, whereupon it will have waived any right of recourse or damages against Seller resulting from such inaccuracy.

20

(ii)         Seller’s Performance. Seller shall have performed all of its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

(iii)        Damage and Condemnation. Prior to the Closing Date, no portion of any Facility shall have been damaged or destroyed by fire or other casualty where the estimate of damage to such Facility exceeds 20% of the Purchase Price allocated to such Facility, or proceedings be commenced or threatened to take or condemn any material part of the Real Property or improvements comprising a Facility by any public or quasi-public authority under the power of eminent domain. A proceeding shall be deemed to be “material” if such condemnation or taking (a) relates to the material taking or closing of any right of access to any Real Property or Facility, (b) cause the Real Property or Facility to become non-conforming with then current legal requirements governing such Real Property or Facility, (c) results in the loss of parking that is material to the operation of such Facility, or (d) result in the loss of value in excess of 20% of the Purchase Price allocated to such Facility, in Buyer’s reasonable judgment. If such Facility shall have been so damaged or destroyed, Seller shall deliver prompt written notice of such condemnation, damage or destruction to Buyer. In the event Buyer waives this condition, by written notice to Seller within fifteen (15) business days of receipt of notice of such proceeding, and the Closing occurs, Seller shall assign to Buyer all its right to any insurance proceeds in connection therewith. If proceedings shall be so commenced or threatened to take or condemn the Real Property or any Facility or portion thereof prior to Closing, and if Buyer waives this condition and the Closing occurs, Seller shall pay or assign to Buyer all Seller’s right to the proceeds of any condemnation award in connection thereof.

(iv)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Buyer, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of any Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect any Facility or the business or prospects of any Facility.

(v)         Form of Post Closing Lease. Prior to the expiration of the Due Diligence Period, Seller and Buyer shall have agreed upon the form of the post closing lease (the “Post Closing Lease”) between Buyer, as landlord, and Seller, as tenant, incorporating in the business terms set forth in Exhibit D attached hereto.

(vi)        No Material Adverse Change. No Material Adverse Change shall have occurred in any Facility.

(vii)       Removal of Personal Property Liens. Seller shall have removed (or shall have sufficient payoff or other documents to remove such liens at Closing) all personal property liens which are related to the Facilities and the Facilities at Closing shall be free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

21

(viii)      Title Insurance Policies. Title Company shall be prepared to issue the (a) Owners Title Insurance Policy for each Facility as of the Closing Date, with coverage in the amount of the allocable portion of the Purchase Price for such Facility, insuring Buyer as owner of such Facility subject only to the Permitted Exceptions, and (b) ALTA Title Insurance Policy for each Facility as of the Closing Date, with coverage in the amount of the allocable portion of Buyer’s loan from Buyer’s lender (“Lender”), insuring Lender’s lien against each Facility subject only to such exceptions as may be approved by Lender, and with such endorsements as may be required by Lender.

(b)          Conditions to Seller’s Obligations. All obligations of Seller under this Agreement are subject to the fulfillment, prior to the Closing Date, of each of the following conditions. Anyone or more of such conditions may be waived by Seller in writing.

(i)          Buyer’s Representations, Warranties and Covenants. Buyer’s representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true at the date hereof and as of the Closing Date as though such representations, warranties and covenants were then again made.

(ii)         Buyer’s Performance. Buyer shall have performed its obligations and covenants under this Agreement that are to be performed prior to or at Closing.

(iii)        Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Seller, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of any Facility, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect any Facility or the business or prospects of any Facility.

(iv)        No Actions. There shall be no action pending or recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license to operate any Facility or the certification of any Facility, or any action of any other type with regard to licensure or certification or with respect to Medicare and Medicaid provider billing agreements necessary to operate any Facility.

(v)         Form of Post Closing Lease. Prior to the expiration of the Due Diligence Period, Seller and Buyer shall have agreed upon the form of the Post Closing Lease.

13.          Termination; Defaults.

(a)          Termination For Failure of Condition. Either party may terminate this Agreement for non-satisfaction or failure of a condition to the obligation of either party to consummate the transaction contemplated by this Agreement (including, without limitation, Buyer’s election to disapprove the condition of the title or Surveys pursuant to Section 14 herein), unless such matter has been satisfied or waived by the date specified in this Agreement or by the Closing Date (as same may be extended by the parties to allow the parties to satisfy or waive conditions to close in the manner provided in this Agreement). In the event of such a termination, Escrow Agent shall promptly return (i) to Buyer, all funds of Buyer in its possession (and Seller shall return to Buyer any portion of the Extension Deposit that may have been released to Seller), including the Deposit and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent. Thereafter, neither party shall have any continuing obligation or liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 13(a) are intended to apply only in the event of a failure of condition, as set forth herein, which is not the result of a default by either party, but which shall not apply in the event the non-terminating party is in default of its obligations under this Agreement.

22

(b)          Termination For Cause.

(i)          If the Agreement is terminated by Seller because Buyer fails to consummate the Closing as a result of a default by Buyer under this Agreement, Seller’s sole and exclusive remedy prior to the Closing Date shall be to terminate this Agreement by giving written notice of termination to Buyer and Escrow Agent, whereupon (a) Escrow Agent shall promptly release to Seller the Deposit, and all interest accrued thereon, (b) Escrow Agent shall return to Buyer and Seller all documents deposited by them respectively, which are then held by Escrow Agent, (c) the parties shall be released and relieved of all obligations to each other under this Agreement, except for provisions that expressly survive termination as provided herein, (d) Buyer shall return to Seller all documents received by it during the course of its Due Diligence and (e) Buyer shall have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property. Buyer shall have no liability to Seller under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Buyer acknowledges that the provisions of this Subsection are a material part of the consideration being given to Seller for entering into this Agreement and that Seller would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Seller against Buyer or by Buyer against Seller commenced after the Closing Date, Seller and Buyer expressly waive any right to any speculative, consequential, punitive or special damages including, without limitation, lost profits. The parties acknowledge and agree that Seller’s actual damages as a result of Buyer’s default would be difficult or impossible to ascertain and that the deliveries and payments provided for in clause (a) herein constitute reasonable compensation for its actual damages. Promptly following Escrow Agent’s receipt of written notice from Seller that this Agreement has been terminated because of a default by Buyer, Escrow Agent shall cancel the Escrow created for this transaction. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13(b)(i) and by their initials below agree to be bound by its terms.

Seller’s Initials	Buyer’s Initials

23

(ii)         If this Agreement is terminated by Buyer because (i) Seller has defaulted in the performance of its obligations under this Agreement or (ii) Seller otherwise refuses to consummate the Closing, after Buyer has (A) timely met, and continues to meet, all of Buyer’s obligations under this Agreement and (B) waived or accepted all conditions of Buyer to the Closing, then unless Buyer has defaulted in its obligations under this Agreement, Buyer’s sole and exclusive remedies prior to the Closing Date shall be either: (1) to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent and pursue any and all remedies for Buyer’s out-of-pocket costs (including attorneys’ fees and court costs), attributable to the termination of this Agreement, provided however, that Seller shall have no liability to Buyer under any circumstances for any speculative, consequential or punitive damages, whereupon (a) Escrow Agent shall promptly return to Buyer the Deposit, and all interest accrued thereon, (b) Escrow Agent shall return to Seller and Buyer all documents deposited by them respectively, which are then held by Escrow Agent, (c) Buyer shall have no further right to purchase the Property or legal or equitable claims against Seller (except for any breach by Seller of provisions that survive termination) and/or the Property; and (d) Buyer shall return to Seller all documents received by it during the course of its Due Diligence, or (2) to pursue the remedy of specific performance of Seller’s obligation to perform its obligations under this Agreement, provided, (a) any such suit for specific performance is filed within forty-five (45) days after the then scheduled Closing Date, and (b) Buyer is ready, willing and able to consummate the Closing as required herein. Seller shall have no liability to Buyer under any circumstances for any speculative, consequential or punitive damages. Without limiting the other provisions of this Agreement, Seller acknowledges that the provisions of this Subsection are a material part of the consideration being given to Buyer for entering into this Agreement and that Buyer would be unwilling to enter into this Agreement in the absence of the provisions of this Subsection. The provisions of this Subsection shall survive any termination of this Agreement. With respect to any action by Buyer against Seller or by Seller against Buyer commenced after the Closing Date, Buyer and Seller expressly waive any right to any speculative, consequential, punitive or special damages including, without limitation, lost profits. Seller and Buyer acknowledge that they have read and understand the provisions of this Section 13.2(b) and by their initials below agree to be bound by its terms.

Seller’s Initials	Buyer’s Initials

(c)          General.

(i)          Upon any termination of this Agreement, Buyer shall return to Seller all of the Due Diligence Items received by Buyer from Seller including all copies thereof prepared by Seller or Buyer; and

(ii)         In the event a party elects to terminate this Agreement such party shall deliver a notice of termination to the other party.

14.         Surveys and Title Commitments.

(a)          Seller has previously ordered separate title commitments (“Title Commitments”) covering the Real Property and each Facility dated prior to the date of this Agreement, together with legible copies of any and all instruments referred to in the Title Commitments as constituting exceptions to title of the Real Property. Immediately upon execution and delivery of this Agreement, Seller shall order updates of the Title Commitments, together with legible copies of any and all instruments (“Title Documents”) referred to in the Title Commitments as constituting exceptions to title and shall deliver all such documents to Buyer along with all other Due Diligence Items.

24

(b)          Seller shall have delivered to Buyer a copy of the existing boundary line and/or as built surveys, if any, in Seller’s possession for each Facility (“Surveys”) in accordance with Section 10(a)(v) herein. Buyer shall be responsible for obtaining an update of the Surveys or new Surveys, at Buyer’s sole cost (“New Surveys”). On or before ten (10) business days following receipt of the updated Title Commitments, Title Documents and Surveys, Buyer shall notify Seller and the Title Company (“Buyer’s Title Notice”) of any objections which Buyer may have to the Title Commitments and/or Surveys. If Buyer objects to any matters (other than the Permitted Exceptions, as defined herein) which, in Buyer’s determination, might adversely affect the ability of Buyer to operate any of the Facilities, Seller shall use its reasonable business efforts to cure same, but shall not be obligated to cure matters other than to obtain the release (at Closing) of the existing mortgage and other monetary liens caused by Seller which may be released by payment of the mortgage payoff or lien amount from Seller’s Closing proceeds (collectively, “Monetary Liens”). If Seller delivers written notice to Buyer (“Seller’s Title Notice”), on or before ten (10) business days following receipt of the Buyer’s Title Notice, that Seller is unable or unwilling to cure such objections, or if, for any reason, Seller is unable to convey title in accordance with the requirements of this Agreement, Buyer shall have an additional period of three (3) business days following its receipt of Seller’s Title Notice in which to deliver written notice to Seller (“Buyer’s Second Title Notice”) either (i) to waive such objections (in which event the items objected to and uncured shall be deemed Permitted Exceptions) and to accept such title in the condition that Seller is able to convey, or (ii) terminate this Agreement by written notice to Seller. Failure of Buyer to deliver Buyer’s Second Title Notice shall be deemed to constitute Buyer’s disapproval of the state of title hereunder, whereupon Escrow Agent shall promptly return (i) to Buyer, all funds of Buyer in its possession (and Seller shall return to Buyer any portion of the Extension Deposit that may have been released to Seller), including the Deposit and all interest accrued thereon, and (ii) to Seller and Buyer, all documents deposited by them, respectively, which are then held by Escrow Agent. Thereafter, neither party shall have any continuing obligation nor liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. Buyer shall, promptly following the execution of this Agreement, commence to use its best efforts to obtain the New Surveys as soon as practicable. Notwithstanding the foregoing provisions of this Subsection (b), Buyer shall have the right to object, promptly upon learning of any such new matters during the Due Diligence Period, to any matters raised in the New Surveys which were not addressed in the Surveys, and the parties shall cooperate with the Title Company, during the Due Diligence Period and as promptly as possible following the delivery of Buyer’s objections to such new matters in the New Surveys, to resolve any such matters to Buyer’s satisfaction. The Due Diligence Period shall not be extended for resolution of any such matters in the New Surveys.

15.         Cooperation. Following the execution of this Agreement, Buyer and Seller agree that if any event should occur, either within or without the knowledge or control of Buyer or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, each such party shall use reasonably commercial efforts to cure or to cause the cure of the same as expeditiously as possible. In addition, each party shall cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions with respect to, any applications, requests, or actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the transaction contemplated by this Agreement.

25

16.          Indemnification.

(a)          Indemnification Provisions.

(i)          Subject to the limitation on damages contained in Section 13.2(b) hereof, Seller hereby agrees to indemnify, protect, defend and hold harmless Buyer and its officers, directors, members, shareholders, tenants, successors and assigns, harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any breach of or inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Seller contained in this Agreement or in any certificate or document delivered by Seller pursuant to any of the provisions of this Agreement, unless Seller cures such matter in the manner provided in Section 8(p) herein or (B) the failure to discharge any federal, state or local tax liability, or to pay any other assessments, recoupments, claims, fines, penalties or other amounts or liabilities accrued or payable with respect to any activities of Seller prior to the Closing Date (whether brought before or after the Closing Date), or (C) any obligation which is expressly the responsibility of Seller under this Agreement, or (D) any amounts required to cure citation violations issued by any state or federal health or human services authority on any Facility relating to any period prior to the Closing Date (whether brought before or after the Closing Dates), or (E) any claim by any employee of Seller (whether brought before or after the Closing Date), or (F) the existence against the Real Property of any mechanic’s or materialmen’s claims resulting from the action or inaction of Seller or anyone acting under authority of Seller, or (G) any other cost, claim or liability arising out of or relating to events (other than as a result of the actions of Buyer or Buyer’s Consultants) or Seller’s ownership, operation or use of any Facility. Any amount due under the aforesaid indemnity shall be due and payable by Seller within 30 days after demand thereof. Seller shall have the right to contest any such claims, liabilities or obligations as provided herein.

(ii)         Subject to the limitation on damages contained in Section 13(b)(1) hereof, Buyer hereby agrees to indemnify, protect, defend and hold harmless Seller and its officers, directors, members, shareholders and tenants harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) which any of them may suffer as a result of: (A) any breach of or inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Buyer contained in this Agreement or in any certificate or document delivered by Buyer pursuant to any of the provisions of this Agreement, unless Buyer cures such matter in the manner provided in Section 8(p) herein, (B) the failure to discharge any federal, state, or local tax liability, or to pay monetary liens or other assessments, recoupments, claims, fines, penalties, or other amounts or liabilities accrued or payable with respect to any activities of Buyer following the Closing Date, or (C) the existence against the Real Property of any mechanic’s or materialmen’s claims arising from actions of Buyer or Buyer’s Consultants, or (D) any obligation which is expressly the responsibility of Buyer under this Agreement. Any amount due under the aforesaid indemnity shall be due and payable by Buyer within thirty (30) days after demand therefor. Buyer shall have the right to contest any such claims, liabilities or obligations as provided herein.

26

(iii)        The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the “Indemnified Party”). Whenever any claim shall arise for indemnification hereunder, the Indemnifying Party shall promptly notify the party from whom indemnification is sought (the “Indemnitor”) of the claim, and the facts constituting the basis for such claim (the “Indemnification Claim”). Failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(iv)        An Indemnitor shall have the right to defend against an Indemnification Claim, with counsel of its choice reasonably satisfactory to the Indemnified Party, if (a) within fifteen (15) days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (b) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (c) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (d) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (e) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(v)         So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 16(a)(iv), then (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (b) the Indemnified Party shall not consent to the entry of any order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnitor (not to be withheld unreasonably), and (c) the Indemnitor will not consent to the entry of any order or finalization of any tentative settlement, the only condition of which is the consent of the Indemnified Party thereto, with respect to the Indemnification Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent with respect to (1) any breach of any law, order or permit, (2) any violation of the rights of any person, or (3) any matter which Indemnified Party believes could have a material adverse effect on any other actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party. Notwithstanding the foregoing provisions of this Subsection (v), if Indemnified Party refuses its consent to any of the matters set forth in clauses (1) through (3) above, the indemnity amount shall be determined as if such consent had been given and Indemnitor shall pay over to the Indemnified Party such amount and be absolved from any further obligation as to that particular claim; Indemnified Party may then resolve the claim in the manner it sees fit without further recourse against Indemnitor.

27

(vi)        Each party hereby consents to the non-exclusive jurisdiction of any governmental body, arbitrator, or mediator in which an action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein, and agrees that process may be served on such party with respect to such claim anywhere in the world, provided however, that any venue relating to any claim or proceeding arising out of this Agreement or any other agreement between Sellers and Buyer shall be the State of Oregon and the laws of the State of Oregon shall apply.

(b)          Insurance Proceeds. In determining the amount of damages for which either party is entitled to assert an Indemnification Claim, the amount of any such claims or damages shall be determined after deducting therefrom the amount of any insurance coverage or proceeds or other third party recoveries received by such other party in respect of such damages. If an indemnification payment is received by the Indemnified Party in respect of any damages and the Indemnified Party later receives insurance proceeds or other third party recoveries in respect of such damages, the Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of the actual amount of net insurance proceeds or other third party recoveries (remaining after recovery costs and expenses) or the actual amount of the indemnification payment previously paid by or on behalf of the Indemnified Party.

(c)          No Incidental, Consequential and Certain Other Damages. An Indemnitor shall not be liable to an Indemnified Party for incidental, consequential, enhanced, punitive or special damages unless such damages are included in a third-party claim and such Indemnified Party is liable to the third party claimant for such damages.

(d)          Indemnification if Negligence of Indemnity; No Waiver of Rights or Remedies.

UNLESS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION PROVIDED IN THIS SECTION 16 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS. Each Indemnified Party’s rights and remedies set forth in this Agreement shall survive the Closing or other termination of this Agreement, shall not be deemed waived by such Indemnified Party’s consummation of the Closing of the sale transactions (unless the Indemnified Party has knowledge of the existence of an Indemnification Claim at Closing and decides to proceed with Closing) and will be effective regardless of any inspection or investigation conducted by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (unless such inspection or investigation reveals the existence of an Indemnified Claim and such party proceeds with Closing), whether before or after the Closing Date.

28

(e)          Other Indemnification Provisions. A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

17.          Dispute Resolution. In any dispute arising out of this Agreement the parties shall proceed as follows:

(a)          Mandatory Mediation. In the event there is any dispute between the parties to this Agreement relating in any way to this Agreement, the parties must mediate such dispute before commencement of any legal action. No party to this Agreement can bring legal action against another party to this Agreement without first participating in mediation, unless one party refuses to submit to mediation and legal action is brought to specifically enforce this mandatory mediation provision of this Agreement. If the parties cannot agree upon the person to act as the mediator, then the U.S. Arbitration and Mediation Service of Portland, Oregon shall select a person to act as the mediator. The mediator’s charges and expenses shall be split by the parties on a 50/50 basis. The mediation fees and costs do not include each party’s attorney fees and costs. Each party shall be responsible for his or her own attorney fees and costs at mediation. Those costs may not be assessed against the other party if the other party is the prevailing party. If the dispute cannot be resolved at mediation either party may then proceed to arbitration as provided in Section 17(b) of this Agreement.

(b)          Arbitration. In the event any disagreement, difference or controversy shall arise between or among the parties relating to or arising out of or under this Agreement, including any tort claims, and the parties to the controversy cannot mutually agree upon the resolution thereof, and the mediation provided for herein does not provide a resolution, then such disagreement, difference or controversy shall be determined by arbitration under the rules of the U.S. Arbitration and Mediation Service of Portland, Oregon. Any award made by the arbitrator shall be final, binding and conclusive upon the parties to the arbitration and those claiming under them. The arbitrator shall have no power to make any award inconsistent with or contrary to the terms and provisions of this Agreement. The cost and expenses of any arbitration shall be paid by the parties on a 50/50 basis. Any party to the arbitration may file any final arbitrator award as a judgment in the Circuit Court of the State of Oregon for Marion County and in the appropriate court in any other county of the State of Oregon or any other state where any party to the arbitration maintains such party’s residence, principal place of business or real property.

18.          Notices. Any notice, request for consent or approval, election or other communication provided for or required by this Agreement shall be in writing and shall be delivered by hand, by air courier service, postage prepaid (certified with return receipt requested), fax transmission or electronic transmission followed by delivery of the hard copy of such communication by air courier service or mail as aforesaid, addressed to the person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the such party’s last known address. Until receipt of written notice to the contrary, the parties’ addresses for notices shall be:

29

To Buyer:
Cornerstone Healthcare Real Estate Fund, Inc.
1920 Main Street, Suite 400
Irvine, CA 92614
Attention: Kent Eikanas
Phone: 949-812-4335
Email: KEikanas@crefunds.com

With a Copy to:
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attention: James E. Anderson, Esq.
Phone: 650-833-2078
Email: Jim.Anderson@dlapiper.com

To Sellers:
Sheridan Care Center LLC, dba Sheridan Care Center, or Sheridan Properties LLC, or Fernhill Estates LLC, dba Fernhill Estates, or Fernhill Properties LLC, or Pacific Gardens Estates LLC,
dba Pacific Health and Rehabilitation
c/o Dover Management, Inc.
850 Promontory Place SE
Salem OR 97302
Attention: Don Bybee and Kent Emry
Phone: 503-585-0200
Email: donbybee@gmail.com
kent@dovermgmt.com

With a Copy to:	Dakavia Management Corporation
c/o Kent Emry
4676 Commercial Street SE, #358
Salem OR 97302-1902
Phone:
E-mail: kent@dovermgmt.com

With a Copy to	Garrett Hemann Robertson P.C.
Seller’s Counsel:	PO Box 749
Salem OR 97308
Phone: 503-581-1501
Email: ejamieson@ghrlawyers.com

19.         Sole Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral agreements, understandings representations and statement, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

30

20.         Assignment; Successors. Neither party shall assign this Agreement without the prior written consent of the other; provided, however, Buyer may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to one or more entities owned, controlled by or under common control with Buyer. Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto.

21.         Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.

22.         Risk of Loss. Until the Closing Date, Seller shall bear the risk of loss for the Facilities. From and after the Closing Date, the risk of loss of the Facilities shall be governed by the Post Closing Lease.

23.         Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Oregon for observance thereof.

24.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall be deemed to constitute one and the same instrument. Facsimile signature pages or electronically transmitted signature pages shall constitute original counterparts for all purposes.

25.         Covenant Not to Compete; Non-Solicitation of Employees. For a period of three (3) years following the Closing Date, Seller, Don Bybee, individually, and Kent Emry, individually, agree (a) not to own, manage, lease or operate a long term skilled nursing home facility which is located within a five (5) mile radius of any Facility and (b) not to solicit the transfer of patients or residents of any Facility to any long term care skilled nursing home facility or assisted living facility which is managed, leased or operated by any entity owned and/or controlled by any of Seller or such individual within a five (5) mile radius of any Facility.

26.         Confidentiality. The provisions of the Confidentiality Agreement attached hereto as Exhibit C and executed by the parties either prior to the date of this Agreement are hereby incorporated by this reference and the parties hereto agree to comply with the terms thereof.

27.         Exhibits and Schedules. To the extent that one or more Exhibits or Schedules are not attached to this Agreement at the time this Agreement is executed, Seller and Buyer agree that this Agreement is not rendered unenforceable by reason of such fact. Seller shall provide such exhibits to Buyer during the Due Diligence Period as promptly as possible in order to allow the parties to agree upon such Exhibits and Schedules and to afford Buyer adequate time in which to complete its due diligence review prior to the expiration of the Due Diligence Period.

31

28.         Prevailing Party. Subject to the limitations as otherwise set forth in this Agreement, if an action shall be brought on account of any breach of or to enforce or interpret any of the terms, covenants or conditions of this Agreement, the prevailing party shall be entitled to recover from the other party, as part of the prevailing party’s costs, reasonable attorney’s fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

29.         Time is of the Essence. Time is of the essence of this Agreement.

30.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

31.         Seller’s Tax Deferred Exchange. Seller may desire to effect a tax-deferred exchange with respect to its disposition of all or a portion of the Property (“Seller’s Exchange”) pursuant to Section 1031 of the Internal Revenue Code. Seller’s Exchange will be structured by Seller at its sole cost and expense and Buyer will have no obligation to acquire or enter into the chain of title to any property other than the Property. Buyer’s sole obligation in connection with Seller’s Exchange shall be to review and execute certain documentation necessary in order to effectuate Seller’s Exchange in accordance with the foregoing and the applicable rules governing such exchanges. Buyer’s cooperation with Seller’s Exchange shall not affect or diminish Buyer’s rights under this Agreement, delay the closing of this Agreement or be construed as Buyer’s warranty that Seller’s Exchange in fact complies with Section 1031 of the Internal Revenue Code. Buyer shall have the right to review and reasonably approve any documents to be executed by Buyer in connection with Seller’s Exchange. Acceptance of title to the Property from Seller’s designated intermediary shall not modify Seller’s representations, warranties and covenants to Buyer under this Agreement or the survival thereof pursuant to this Agreement. The Warranty Deed and all closing documents shall run directly between Seller and Buyer. Seller shall indemnify and hold Buyer harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees but excluding costs incurred to review the exchange documents) arising from Seller’s Exchange (other than what would have been applicable under this Agreement without Seller’s Exchange) which indemnification obligation shall survive the Close of Escrow. Seller is relying solely upon the advice and counsel of professionals of Seller’s choice in structuring, executing and consummating Seller’s Exchange.

[Signatures on Following Pages]

32

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by parties legally entitled to do so as of the day and year first set forth above.

“SELLER”:

SHERIDAN CARE CENTER LLC, dba
SHERIDAN CARE CENTER

By:	/s/ Don Bybee
	Don Bybee, Member Manager	(date)

By:	/s/ Kent Emry
	Kent Emry, Member Manager	(date)

SHERIDAN PROPERTIES LLC

By:	/s/ Don Bybee
	Don Bybee, Member Manager	(date)

By:	/s/ Kent Embry
	Kent Emry, Member Manager	(date)

FERNHILL ESTATES LLC, dba
FERNHILL ESTATES

By:	/s/ Don Bybee
	Don Bybee, Member Manager	(date)

By:	/s/ Kent Emry
	Kent Emry, Member Manager	(date)

FERNHILL PROPERTIES LLC

By:	/s/ Don Bybee
	Don Bybee, Member Manager	(date)

By:	/s/ Kent Emry
	Kent Emry, Member Manager	(date)

PACIFIC GARDENS ESTATES LLC,
dba PACIFIC HEALTH AND REHABILITATION

By:	/s/ Don Bybee
	Don Bybee, Member Manager	(date)

33

By:	/s/ Kent Emry
	Kent Emry, Member Manager	(date)

“BUYER”:

Cornerstone Healthcare Real Estate Fund, Inc., a Maryland corporation

By:	Terry G. Roussel
Its:	Manager

34

LIST OF EXHIBITS

A.	Legal Descriptions of Real Property

B.	Permitted Exceptions

C.	Confidentiality Agreement

D.	Lease Terms

LIST OF SCHEDULES

Schedule l(a)	List of Facility, Operator(s)

Schedule 1(c)	Personal Property

Schedule 1(g)	Capital Improvements

Schedule 3	Allocation of Purchase Price

Schedule 8(a)(v)	Claims, Litigation

Schedule 8(b)	Violations

Schedule 8(d)	Hazardous Substances

Schedule 8(f)	Leases and Contracts

Schedule 8(g)	Financial Reports

Schedule 8(h)	Interests in Suppliers, etc.

Schedule 8(j)	Matters relating to Licensure

Schedule 8(k)	Matters relating to Reports and Reimbursements

Schedule 8(l)	Surveys, Cost Reports, Private Rates, Census and Licensed Beds

Schedule 8(m)	Occupied Beds; Rates

Schedule 10(a)(v)	Due Diligence Items

EXHIBIT A

LEGAL DESCRIPTION

[To be Provided by Title Company]

EXHIBIT B

PERMITTED EXCEPTIONS

[To be Determined]

EXHIBIT C

CONFIDENTIALITY AGREEMENT

[To be Supplied by Parties]

EXHIBIT D

LEASE TERMS

[To be Supplied by Parties]

SCHEDULE 1 (a)

FACILITY; LICENSED BEDS

Facility	Licensed Nursing Beds

SCHEDULE 10(a)(v)

DUE DILIGENCE MATERIALS

S-1

EXHIBIT 4

After recording, return to

Grantee
c/o James E. Anderson
DLA Piper LLP
2000 University Avenue
East Palo Alto CA 94303

Until a change is requested, all tax statements shall be sent to the following address:
____________________
____________________
________________

STATUTORY WARRANTY DEED

(ORS 93.850)

______________________________, whose address is 850 Promontory Place SE, Salem, Oregon 97302, Grantor, conveys and warrants to _____________________________, whose address is _______________________________, Grantee, the following described real property situated in _______________ County, State of Oregon, free of encumbrances except as specifically set forth herein:

See Exhibit A attached hereto and made a part hereof by this reference:

The true consideration for this conveyance is $_________________.

SUBJECT TO:

1.           Proceedings by a public agency which may result in taxes or assessments or notices of such proceedings, whether or not shown by the records of such agency or by the public records.

2.          Easements, liens, encumbrances, interests, or claims thereof which are not shown by the public records; any facts, rights, interest, or claims which are not shown by the public records but which could be ascertained by an inspection of the land or by making inquiry of persons in possession thereof.

3.          Discrepancies, conflicts in boundary lines, shortage in area, encroachments, or any other facts which a correct survey would disclose and which are not shown by the public records.

4.          The rights of the public in and to that portion of the herein described property lying within the limits of public roads, streets, highways, or right-of ways.

S-2

5.          Unpatented mining claims; reservations or exceptions in patents or in acts authorizing the issuance thereof; water rights, claims or title to water, whether or not shown by the public records.

BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. THIS INSTRUMENT DOES NOT ALLOW USE OF THE PROPERTY DESCRIBED IN THIS INSTRUMENT IN VIOLATION OF APPLICABLE LAND USE LAWS AND REGULATIONS. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO DETERMINE ANY LIMITS ON LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

DATED this ____ day of _____________________, 2012.

GRANTOR:

By:
Don Bybee, Member Manager

By:
Kent Emry, Member Manager

S-3

STATE OF OREGON	)
) ss.
County of Marion	)

This instrument was acknowledged before me on the           day of                                           , 2012, by Donald Bybee as Member Manager of                                                                                       , on behalf of which this instrument was executed.

NOTARY PUBLIC FOR OREGON
My Commission Expires:

STATE OF OREGON	)
) ss.
County of Marion	)

This instrument was acknowledged before me on the           day of                                           , 2012, by Kent Emry as Member Manager of                                                                                       , on behalf of which this instrument was executed.

NOTARY PUBLIC FOR OREGON
My Commission Expires:

S-4